Exhibit 99

From: Rick James (media)
           414-221-4444

           Colleen F. Henderson, CFA (investors)
           414-221-2592
           colleen.henderson@wisconsinenergy.com

Feb. 7, 2007

Wisconsin Energy posts fourth quarter
and full-year results for 2006

MILWAUKEE -- Wisconsin Energy (NYSE: WEC) today reported earnings from continuing operations of $78 million or 65 cents per share for the fourth quarter of 2006. This compares with earnings from continuing operations of $91 million or 77 cents per share for the final quarter of 2005.

In the fourth quarter, the company recorded a 5 cent per share gain associated with the ability to recognize state tax operating losses at the parent company level. Excluding the effect of this item, adjusted earnings per share from continuing operations in the fourth quarter of 2006 were 60 cents per share.

Fourth quarter revenues were $1.1 billion in 2006, compared with $1.1 billion in the same period a year earlier. Annual revenues were $4.0 billion in 2006, compared with $3.8 billion in 2005.

Retail electricity sales declined by approximately 2.7 percent in 2006. Use of electricity by residential customers declined by 2.8 percent in 2006. The decline in electricity sales was primarily due to unusually mild winter weather and a reduction in sales to large industrial customers.

For the full year 2006, Wisconsin Energy's earnings from continuing operations totaled $312 million or $2.64 per share. In 2005, comparable results were $304 million or $2.56 per share.

In 2006, the company recorded a gain of 5 cents per share from the reversal of state tax operating losses, as well as a 1 cent per share gain on the sale of its interest in the Guardian Pipeline. In 2005, the company also recorded a gain of 14 cents per share from the reversal of state tax operating losses.

Excluding the effects of these items, adjusted earnings from continuing operations were $2.58 per share in 2006 as compared with $2.42 per share on the same basis in 2005.

Key factors driving the increase in adjusted earnings from continuing operations in 2006 included a full year of operation of the new Port Washington Generating Station, improved natural gas margins, and the elimination of under-recovered fuel costs.

"I'm very pleased with our overall performance in 2006," said Gale Klappa, chairman, president and chief executive officer. "We delivered a higher level of customer satisfaction. And we posted solid earnings despite less than favorable weather. In addition, we resolved the uncertainties surrounding the future of the Point Beach nuclear plant with our agreement to sell this facility and purchase the output of the units going forward.

"During 2006, we invested nearly $930 million to improve the energy infrastructure in Wisconsin and Michigan's Upper Peninsula. And over the next three years, we expect to invest another $3 billion to maintain reliability and improve fuel diversity for our customers," said Klappa. These future investments include the company's Blue Sky Green Field wind project that was approved by the Public Service Commission of Wisconsin on Jan. 25, 2007.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Wednesday, Feb. 7, 2007. The presentation will review 2006 year-end earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 888-202-2422 up to 15 minutes before the call begins. International callers should dial 913-981-5592. The confirmation code is 7432427.

Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "Year-end Earnings Release & Conference Call." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its fourth quarter and 2006 year-end performance. The materials will be available at 7:30 a.m. Central time on Feb. 7. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available for one week after the call. Dial 888-203-1112. International callers dial 719-457-0820. The replay confirmation code is 7432427.

Non-GAAP Earnings Measures

Adjusted earnings (non-GAAP earnings), which generally exclude non-operational items as well as charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. The excluded items are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings from continuing operations is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $11 billion of assets, 5,200 employees and approximately 54,000 stockholders of record.

Forward-looking statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; unanticipated operational and/or financial consequences related to the implementation on April 1, 2005, of a bid-based energy market in Wisconsin and Michigan; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with nonutility diversification; regulatory decisions; construction risks; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; successful resolution of legal challenges to the company's Power the Future program; adverse interpretation or enforcement of permit conditions by permitting agencies; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended Dec. 31, 2005, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2006	2005	2006	2005

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,095.2	$1,135.0	$3,996.4	$3,815.5

Operating Expenses
Fuel and purchased power	218.2	191.8	802.0	776.7
Cost of gas sold	323.2	414.4	1,018.3	1,047.3
Other operation and maintenance	308.6	243.4	1,183.7	1,007.9
Depreciation, decommissioning
and amortization	83.0	86.6	326.4	332.0
Property and revenue taxes	23.6	21.0	97.5	88.7

Total Operating Expenses	956.6	957.2	3,427.9	3,252.6

Operating Income	138.6	177.8	568.5	562.9

Equity in Earnings of Transmission Affiliate	9.9	8.7	38.6	34.6
Other Income, Net	8.3	(1.7)	53.1	28.7
Interest Expense	43.4	44.9	172.7	173.4

Income From Continuing
Operations Before Income Taxes	113.4	139.9	487.5	452.8

Income Taxes	35.8	48.9	175.0	149.2

Income From Continuing Operations	77.6	91.0	312.5	303.6

Income From Discontinued
Operations, Net of Tax	(0.6)	(0.4)	3.9	5.1

Net Income	$77.0	$90.6	$316.4	$308.7

Earnings Per Share (Basic)
Continuing operations	$0.66	$0.77	$2.67	$2.59
Discontinued operations	-	-	0.03	0.05

Total Earnings Per Share (Basic)	$0.66	$0.77	$2.70	$2.64

Earnings Per Share (Diluted)
Continuing operations	$0.65	$0.77	$2.64	$2.56
Discontinued operations	-	-	0.03	0.05

Total Earnings Per Share (Diluted)	$0.65	$0.77	$2.67	$2.61

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.0	117.0	117.0	117.0
Diluted	118.7	118.5	118.4	118.4

Dividends Per Share of Common Stock	$0.23	$0.22	$0.92	$0.88

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
	December 31
	2006	2005

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$9,265.4	$8,849.6
Accumulated depreciation	(3,423.7)	(3,288.5)

	5,841.7	5,561.1
Construction work in progress	992.4	596.6
Leased facilities, net	87.5	93.2
Nuclear fuel, net	130.9	112.0

Net Property, Plant and Equipment	7,052.5	6,362.9

Investments	1,164.8	1,080.0

Current Assets
Cash and cash equivalents	37.0	73.2
Accounts receivable	379.3	441.8
Accrued revenues	257.8	262.9
Materials, supplies and inventories	417.2	451.6
Other	136.7	147.5

Total Current Assets	1,228.0	1,377.0

Deferred Charges and Other Assets
Regulatory assets	1,091.0	1,025.6
Goodwill, net	441.9	441.9
Other	152.0	174.6

Total Deferred Charges and Other Assets	1,684.9	1,642.1

Total Assets	$11,130.2	$10,462.0

Capitalization and Liabilities

Capitalization
Common equity	$2,889.0	$2,680.1
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,073.4	3,031.0

Total Capitalization	5,992.8	5,741.5

Current Liabilities
Long-term debt due currently	296.7	496.0
Short-term debt	911.9	456.3
Accounts payable	404.5	418.1
Accrued liabilities	161.2	134.4
Other	113.7	142.0

Total Current Liabilities	1,888.0	1,646.8

Deferred Credits and Other Liabilities
Regulatory liabilities	1,472.1	1,373.2
Asset retirement obligations	371.7	355.5
Deferred income taxes - long-term	572.9	593.7
Other	832.7	751.3

Total Deferred Credits and Other Liabilities	3,249.4	3,073.7

Total Capitalization and Liabilities	$11,130.2	$10,462.0

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31

	2006	2005

	(Millions of Dollars)
Operating Activities
Net income	$316.4	$308.7
Reconciliation to cash
Depreciation, decommissioning and amortization	336.8	350.0
Deferred income taxes and investment tax credits, net	(54.0)	63.4
Working capital and other	130.6	(145.2)

Cash Provided by Operating Activities	729.8	576.9

Investing Activities
Capital expenditures	(928.7)	(745.1)
Proceeds from asset sales	87.8	123.3
Other investing activities	(98.4)	(75.3)

Cash Used in Investing Activities	(939.3)	(697.1)

Financing Activities
Common stock issued (repurchased), net	(21.2)	(28.1)
Dividends paid on common stock	(107.6)	(102.9)
Change in debt, net	299.6	291.9
Other financing activities	2.5	(3.1)

Cash Provided by Financing Activities	173.3	157.8

Change in Cash	(36.2)	37.6

Cash at Beginning of Year	73.2	35.6

Cash at End of Year	$37.0	$73.2